UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2021

Commission file number 001-12537

NEXTGEN HEALTHCARE, INC.

(Exact name of registrant as specified in charter)

California	95-2888568
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3525 Piedmont Rd., NE Building 6, Suite 700 Atlanta, GA	30305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 467-1500

None

Former name, former address and former fiscal year, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.01)	NXGN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer

On September 20, 2021, NextGen Healthcare, Inc. (the “Company”) announced that David Sides was appointed as President and Chief Executive Officer of the Company, effective on Wednesday, September 22, 2021. Mr. Sides will serve as the Company’s principal executive officer, replacing James Arnold, Jr. in that role, who had been serving as the Company’s interim principal executive officer.

Mr. Sides, 51, was formerly the Chief Operating Officer at Teladoc Health, the largest provider of comprehensive virtual healthcare services, where he led the global commercial, technology and operations teams since 2019. Between 2015 and 2019, Mr. Sides served as the President and Chief Executive Officer of Streamline Health, which offers revenue cycle management solutions for healthcare providers. Prior to that, Mr. Sides was Chief Executive Officer of iMDsoft, a provider of clinical information systems and electronic medical records for critical, perioperative and acute care organizations. Earlier in his career, Mr. Sides worked for nearly two decades at Cerner Corporation, a supplier of health information technology services, devices and hardware. Among other roles, he served as Senior Vice President, World Wide Consulting, where he led Cerner’s professional services in 24 countries. Mr. Sides is a former director at EMIS Group, a major provider of healthcare software, information technology and related services in the UK, and at Streamline Health. He is a Fellow in the American College of Healthcare Executives. Mr. Sides holds a B.A. in biophysics from the University of California, Berkeley, and an MBA and MHA from the University of Missouri, Columbia.

There are no arrangements or understandings between Mr. Sides and any other persons, pursuant to which he was appointed to the office described above and no family relationships among any of the Company’s directors or executive officers and Mr. Sides. Mr. Sides does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Dissolution of Executive Leadership Committee

Effective September 20, 2021 and in connection with the appointment of Mr. Sides, the board of directors (the “Board”) of the Company dissolved the Executive Leadership Committee and the Board CEO Oversight Committee established on June 18, 2021 to lead the Company on an interim basis.

Adoption of 2021 Employment Inducement Incentive Award Plan

On September 18, 2021, the Board adopted the NextGen Healthcare, Inc. 2021 Employment Inducement Equity Incentive Plan (the “Inducement Plan”) and initially reserved 1,500,000 shares of the Company’s common stock for issuance under the Inducement Plan. The Inducement Plan was adopted by the Board without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. In accordance with Rule 5635(c)(4) of the Nasdaq Listing Rules, awards under the Inducement Plan may only be made to an employee who has not previously been an employee or member of the Board or the board of directors or any parent or subsidiary, or following a bona fide period of non-employment by the Company or a parent or subsidiary, if he or she is granted such award in connection with his or her commencement of employment with the Company or a subsidiary and such grant is an inducement material to his or her entering into employment with the Company or such subsidiary. The terms of the Inducement Plan are substantially similar to the terms of the Company’s 2015 Equity Incentive Plan, with the exception that incentive stock options may not be granted under the Inducement Plan.

The foregoing is a summary of the material terms of the Inducement Plan. The summary does not purport to be complete and is qualified in its entirety by reference to the Inducement Plan, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2021, and incorporated herein by reference.

Employment Agreement with the President and Chief Executive Officer

On September 20, 2021, in connection with his appointment as President and Chief Executive Officer of the Company, Mr. Sides entered into an employment agreement (the “Employment Agreement”) with the Company.

Pursuant to the Employment Agreement, Mr. Sides’ initial annual base salary will be $675,000, and his target annual bonus will be 100% of his base salary, with his actual bonus to be determined under the Company’s applicable bonus plan. Mr. Sides’ annual bonus for fiscal year 2022 will be no less than $675,000. In addition, Mr. Sides will receive a signing bonus of $100,000, which signing bonus will be subject to repayment (on an after-tax basis) in the event of Mr. Sides’ termination of employment within 18 months of his start date other than due to his death, disability, termination by the Company without “Cause” or Mr. Sides’ resignation for “Good Reason” (each as such term is defined in the Employment Agreement).

Mr. Sides will also be granted the following equity awards in connection with his commencement of employment, which awards will be granted effective September 22, 2021: (i) 450,000 performance share units that vest upon both the attainment of five separate pre-determined stock price milestones and continued service over a period of three years following the grant date; (ii) 169,500 shares of restricted stock that vest three equal annual installments beginning on the first anniversary of the grant date; and (iii) 471,000 shares of restricted stock, representing a special incentive award intended to compensate Mr. Sides for the value of his unvested equity at his previous employer that vest three equal annual installments beginning on the first anniversary of the grant date (the “Special Incentive RSA Award”). The equity awards will be made pursuant to the Inducement Plan and in reliance on the employment inducement grant under NASDAQ Listing Rule 5635(c)(4).

Under the Employment Agreement, upon a termination of Mr. Sides’ employment by the Company without “Cause” by the Company or Mr. Sides’ resignation for “Good Reason” that occurs (a) other than within sixty days prior or eighteen months following a “Change in Control” (as such term is defined in the Employment Agreement) (the “Change in Control Period”), Mr. Sides would be entitled to (i) a cash amount equal to 1.5 times the sum of Mr. Sides’ then-current annual base salary and target bonus, to be paid in substantially equal installments over the eighteen month period following the termination date; (ii) a lump sum cash amount equal to Mr. Sides’ annual bonus for the year prior to the year in which the termination occurs, to the extent such amount is unpaid; (iii) a lump sum cash payment equal to Mr. Sides’ pro-rated annual bonus for the year in which the termination occurs, based on actual performance for such year; (iv) continued participation in the Company’s medical insurance programs for eighteen months after such termination; (v) the immediate vesting of all time-based equity awards that would have vested during the eighteen months following such termination; and (vi) full vesting of the Special Incentive RSA Award.

If such termination occurs within the Change in Control Period, Mr. Sides would be entitled to (i) a cash amount equal to 1.5 times the sum of Mr. Sides’ then-current annual base salary and target bonus, to be paid in substantially equal installments over the eighteen month period following the termination date (unless such termination occurs during the eighteen months following a Change in Control, in which case such amount will be paid in a lump sum); (ii) a lump sum cash amount equal to Mr. Sides’ annual bonus for the year prior to the year in which the termination occurs, to the extent such amount is unpaid; (iii) a lump sum cash amount equal to a pro-rata portion of his target annual bonus for the year of termination; (iv) continued participation in the Company’s medical insurance programs for eighteen months after such termination; and (v) the immediate vesting of all time-based equity awards. The Employment Agreement contains standard noncompetition, nonsolicitation and confidentiality covenants.

The foregoing is a summary of the material terms of the Employment Agreement. The summary does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2021, and incorporated herein by reference.

Item 8.01.	Other Events.

On September 20, 2021, the Company issued a press release announcing the appointment of Mr. Sides as President and Chief Executive Officer of the Company. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Also on September 20, 2021, the Company issued a press release announcing the equity awards to be granted to Mr. Sides and an inducement equity award to Srinivas Velamoor, the Company’s Chief Growth and Strategy Officer, in connection with their commencement of employment, which will be granted on September 22, 2021 under the Inducement Plan in reliance on the employment inducement grant under NASDAQ Listing Rule 5635(c)(4). A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

Also on September 20, 2021, Jeffrey Margolis, the Chair of the Board, sent a letter to the employees of the Company concerning Mr. Sides’ appointment. A copy of the letter is attached as Exhibit 99.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated September 20, 2021.

99.2	Press Release, dated September 20, 2021.

99.3	Letter to Employees, dated September 20, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Certain Information Concerning the Participants

NextGen Healthcare has filed a definitive proxy statement and supplement to the proxy statement (the “Supplement”) with the U.S. Securities and Exchange Commission (the “SEC”), together with the associated WHITE proxy card attached to the Supplement, in connection with the solicitation of proxies for NextGen Healthcare’s 2021 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). WE URGE SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND SUPPLEMENT (INCLUDING ANY OTHER AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT) AND ANY OTHER RELEVANT DOCUMENTS THAT NEXTGEN HEALTHCARE WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. NextGen Healthcare and certain of its directors and executive officers are participants in the solicitation of proxies from shareholders in respect of the 2021 Annual Meeting. Information regarding the names of NextGen Healthcare’s directors and executive officers and their respective interests in NextGen Healthcare by security holdings or otherwise are set forth in the Definitive Proxy Statement and Supplement. To the extent holdings of such participants in NextGen Healthcare’s securities are not reported, or have changed since the amounts described, in the Definitive Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Details concerning the nominees of NextGen Healthcare’s Board of Directors for election at the 2021 Annual Meeting are included in the Definitive Proxy Statement and Supplement.

Shareholders will be able to obtain, free of charge, copies of the Definitive Proxy Statement, Supplement, any other amendments or supplements thereto and any other documents when filed by NextGen Healthcare with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at NextGen Healthcare’s website (https://investor.nextgen.com), by emailing NXGNproxy@mackenziepartners.com or by calling MacKenzie Partners at (800) 322-2885.

Forward Looking Statements

This Current Report on Form 8-K may contain forward-looking statements within the meaning of the federal securities laws, including but not limited to, statements regarding future events including but not limited to the COVID-19 pandemic, developments in the healthcare sector and regulatory framework, the Company’s future performance, as well as management’s expectations, beliefs, intentions, plans, estimates or projections relating to the future (including, without limitation, statements concerning revenue, net income, and earnings per share). Risks and uncertainties exist that may cause the results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements and additional risks and uncertainties are set forth in Part I, Item A of our most recent Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, including but not limited to: volatility and uncertainty in the global economy, financial markets and on our customers in light of the continuing COVID-19 pandemic, including the potential (i) slowdown or shutdown of preventive and elective medical procedures, (ii) delay in the contracting for additional products and services by our customers and (iii) delay in the sales cycle for new customers; a determination by the jury that the Company has liability in litigation advanced by a former director and shareholder; the volume and timing of systems sales and installations; length of sales cycles and the installation process; the possibility that products will not achieve or sustain market acceptance; seasonal patterns of sales and customer buying behavior; impact of incentive payments under The American Recovery and Reinvestment Act on sales and the ability of the Company to meet continued certification requirements; uncertainties related to the future impact of U.S. tax reform; the impact of governmental and regulatory agency investigations; the development by competitors of new or superior technologies; the timing, cost and success or failure of new product and service introductions, development and product upgrade releases; undetected errors or bugs in software; product liability; changing economic, political or regulatory influences in the health-care industry; changes in product-pricing policies; availability of third-party products and components; competitive pressures including product offerings, pricing and promotional activities; the Company’s ability or inability to attract and retain qualified personnel; the impact of any proxy contest at the 2021 Annual Meeting of Shareholders; possible regulation of the Company’s software by the U.S. Food and Drug Administration; changes of accounting estimates and assumptions used to prepare the prior periods’ financial statements; disruptions caused by acquisitions of companies, products, or technologies; the extent to which the COVID-19 pandemic and measures taken in response thereto could adversely affect our financial condition and results of operations; and general economic conditions. A significant portion of the Company’s quarterly sales of software product licenses and computer hardware is concluded in the last month of a fiscal quarter, generally with a concentration of such revenues earned in the final ten business days of that month. Due to these and other factors, the Company’s revenues and operating results are very difficult to forecast. A major portion of the Company’s costs and expenses, such as personnel and facilities, are of a fixed nature and, accordingly, a shortfall or decline in quarterly and/or annual revenues typically results in lower profitability or losses. As a result, comparison of the Company’s period-to-period financial performance is not necessarily meaningful and should not be relied upon as an indicator of future performance. These forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTGEN HEALTHCARE, INC.

Date: September 20, 2021	By:	/s/ Jeffrey D. Linton
Jeffrey D. Linton
General Counsel and Secretary